October 12, 2006

YOUR IMMEDIATE ATTENTION IS REQUESTED

Dear Jensen Portfolio Shareholder:

Our records indicate that we have not received your vote on an important proposal affecting your investment in The Jensen Portfolio, Inc. As you already know from the proxy materials previously delivered to you, THE FUND’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL.

YOUR VOTE IS IMPORTANT! Please take a moment now to vote your shares. For your convenience, we are enclosing another proxy card along with a pre-paid postage envelope.

Choose ONE on the following methods to vote your shares:

1.     TO SPEAK TO A PROXY VOTING SPECIALIST: Dial 1-888-684-2436 and a representative from MIS, an ADP Company (the Fund’s proxy solicitor) will assist you with voting your shares and answer any of your proxy related questions.

2.     VOTE BY TOUCH-TONE: Dial the toll-free touch-tone voting number listed on your proxy card, enter the CONTROL NUMBER printed on your proxy card and follow the simple instructions. Telephone voting is available 24 hours a day, 7 days a week. THIS CALL IS TOLL-FREE. If you have received more than one proxy card, you can vote each card during the call. Each card has a different control number.

3. VOTE VIA INTERNET: Go to website listed on your proxy card, enter the CONTROL NUMBER printed on your proxy card and follow the simple instructions.

4. VOTE BY MAIL: Sign and date the enclosed proxy card and mail it back using the enclosed pre-paid postage envelope

YOUR VOTE IS IMPORTANT, PLEASE VOTE YOUR SHARES TODAY!

REG/NOBO